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Exhibit 3.1.6

[VIRGINIA SEAL GRAPHIC]
LLC-1011
(10/01)

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION

ARTICLES OF ORGANIZATION OF A
DOMESTIC LIMITED LIABILITY COMPANY

Pursuant to Chapter 12 of Title 13.1 of the Code of Virginia the undersigned states as follows:
1.	The name of the limited liability company is
Michaels Stores Card Services, LLC

(The name must contain the words "limited company" or "limited liability company" or their abbreviations "L.C.", "LC", "L.L.C." or "LLC")
2.	A.	The name of the limited liability company's initial registered agent is
Commonwealth Legal Services Corporation

	B.	The registered agent is (mark appropriate box)
		(1)	an INDIVIDUAL who is a resident of Virginia and
			[ ]	a member/manager of the limited liability company
			[ ]	an officer/director of a corporate member/manager of the limited liability company
			[ ]	a general partner of a general or limited partnership that is a member/manager of the limited liability company
			[ ]	a trustee of a trust that is a member of the limited liability company
			[ ]	a member of the Virginia State Bar
OR
		(2)	[X]	a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.
3.	The limited liability company's initial registered office address, which is identical to the business office of the initial registered agent, is:

4701 Cox Road, Suite 301

(number/street)
Glen Allen	VA	23060-6802	,

(city or town)		(zip)

which is located in the [ ] city or [X] county of	Henrico	.

4.	The post office address, including the street and number, if any, of the principal office is
	1221 South Beltline, Suite 500

	(number/street)
	Coppell	Texas	75019

	(city or town)	(state)	(zip)
5.	Signature:
March 29, 2002

	(organizer)	(date)
Bradley Blackwell, Esq.

(printed name)

SEE INSTRUCTIONS ON THE REVERSE

INSTRUCTIONS

§ 13.1-1003 of the Code of Virginia requires that this document, except for the name, be in the English language, typewritten or printed in black, and legible and reproducible.

The limited liability company may not serve as its own registered agent.

The registered office must include the complete post office address, including a street address, if any, or a rural route and box number. A post office box address, without more, is accepted for towns/cities with a population 2,000 or LESS. For towns/cities with a population of MORE than 2,000, a post office box address must be accompanied by the street address or route number for the business office of the registered agent. Also, state the name of the city or county in which the office is physically located. Cities and counties in Virginia are separate local jurisdictions.

The document must be executed in the name of the limited liability company by the person forming the company (see § 13.1-1003 of the Code of Virginia).

It is a Class 1 misdemeanor for any person to sign a document he knows is false in any material respect with intent that the document be delivered to the Commission for filing.

Submit the original articles to the Clerk of the State Corporation Commission, 1300 E. Main Street, Tyler Building, 1stFloor, Richmond, Virginia 23219 or P. O. Box 1197, Richmond, Virginia 23218-1197, along with a filing fee check for $100.00 payable to the State Corporation Commission. PLEASE DO NOT SEND CASH. If you have any questions, please call (804) 371-9733 or toll-free in Virginia, 1-866-722-2551.

If you have Internet access, you can download this form. Go to www.state.va.us/scc; click on ‘Divisions;‘ then point to ‘Corporations‘ and click on ‘Office of the Clerk;‘ then ‘Forms and Fees;‘ then ‘Limited Liability Company Forms and Fees;‘ and then Form ‘LLC-1011.‘

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COMMONWEALTH OF VIRGINIA STATE CORPORATION COMMISSION ARTICLES OF ORGANIZATION OF A DOMESTIC LIMITED LIABILITY COMPANY
INSTRUCTIONS